FOR IMMEDIATE RELEASE July 25, 1997, 7:32 am E.S.T.

CONTACT:  John Emery, Chief Financial Officer
          (202) 965-4455


            CapStar Hotel Company announced Thursday that it intends to offer $150 million of senior subordinated notes due 2007. The offering will be made via an offering memorandum to qualified institutional buyers and is expected to be completed during the third quarter of 1997.

            The Company expects to use the net proceeds of the private offering to repay indebtedness under its credit facility, to pursue its acquisition strategy, to make capital expenditures for its renovation programs and for working capital and general corporate purposes.

            The notes will be general unsecured obligations of the Company and will be subordinated to all existing and future senior debt (to be defined in the indenture governing the notes) of the Company. The Notes also will be effectively subordinated to all obligations of the Company's subsidiaries, including, without limitation, trade payables in the ordinary course of business.

            The notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

            CapStar Hotel Company is a hotel management and investment company which acquires, renovates, repositions and manages hotels throughout the United States. CapStar currently owns and manages 36 upscale, full-service hotels which contain 9,151 rooms and manages an additional 30 hotels owned by third parties which contain 5,340 rooms.